EXHIBIT 10.6

                              ENGAGEMENT AGREEMENT

This Agreement defines the arrangement by which Rockport Healthcare Group, Inc. ("Company") will retain attorney, John K. Baldwin ("Attorney"), to perform various legal services.

A. It is not considered feasible or cost effective by Company to employ a General Counsel in the immediate future, though it does retain outside counsel to provide advice concerning general corporate matters. This Agreement is intended to provide immediately available and knowledgeable legal counsel to Company in the absence of a General Counsel. Attorney will function on a part-time basis, as reasonably requested by Company to be available for the performance of various legal services, including the following:

     - Review and make recommendations concerning transactions, contracts and commitments from a legal perspective to protect interests of the Company.

     -    Participate  in negotiations of business transactions and settlements.

     - Review various internal and miscellaneous issues involving Company, which might have legal implications.

     -    Review  the  work  and  billing  of outside law firms used by Company.

B. As someone familiar with the history, operations, staff and personnel of Company, Attorney is expected to save the extra time and related expense that would otherwise be involved in the use of outside counsel less knowledgeable concerning the Company.

C. This agreement shall have a term of one year and automatically renew for one year periods thereafter, unless either party should indicate their intention to terminate this agreement within sixty days prior to the end of any annual period. Should Attorney fail to perform services hereunder in a professional manner, or should he fail to reasonably respond to Company requests for particular services, Company may terminate this agreement at any time upon notice to Attorney.

D. In consideration of legal services to be performed, Company agrees to pay Attorney a fee of $250.00 per hour, with a minimum guaranteed monthly retainer of $5,000.00 per month.

E. Any expenses incurred in the performance of services hereunder shall be reimbursed to Attorney upon presentation of appropriate invoices and receipts. It is expected that Attorney can provide services hereunder

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     routinely from his California location. Attorney is also prepared from time to time to travel to Company offices in Texas, or elsewhere, as may be reasonably requested by Company.

F. Company acknowledges that Attorney cannot and does not guarantee the outcome of any litigation, business transaction or settlement with respect to which he may provide services hereunder.

G. This agreement contains all the terms and conditions regarding representation of the Company by Attorney and may only be amended by written instrument executed by both parties.

ACCEPTED  AND  AGREED  to  this  ___  day  of  _________,  2001

ROCKPORT  HEALTHCARE  GROUP,  INC.

By:
   ------------------------
   President


---------------------------
JOHN  K.  BALDWIN


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